Exhibit 99.1

ASIAINFO ANNOUNCES STRAGETIC DIVESTMENT OF

CERTAIN NON-CORE BUSINESSES

Company Continues to Strengthen Strategic Focus on High-Margin Core Businesses

BEIJING/SANTA CLARA, Calif. – November 9, 2005 – AsiaInfo Holdings, Inc. (NASDAQ: ASIA), a leading provider of telecom software solutions and security products and services in China, today announced that the Company has entered into an agreement to sell its subsidiary, Han Management Consulting (China) Limited (“Han”), to Han’s management team. AsiaInfo also announced today that it will transfer certain assets constituting its e-government business unit to Pansky Technology Group (“Pansky”). Both arrangements are in line with the Company’s strategy to focus on its core telecom software solutions and security products and services businesses.

Steve Zhang, AsiaInfo’s President and Chief Executive Officer said, “Today’s announcement, together with the recent sale of our human resources and business intelligence software businesses, furthers AsiaInfo’s strategic focus on our high-margin core telecom software solutions and security products and services businesses. Going forward, AsiaInfo will continue to focus on increasing market share in these core businesses as we position the company for long-term, profitable growth.”

Under the terms of the sale, Han has been valued at RMB25 million (approximately US$3.1 million). Han’s management is obligated to pay the purchase price within 5 years of the effective date of the agreement.

In a separate agreement, AsiaInfo will transfer its e-government business to Pansky Technology Group. Under the terms of the agreement, all assets and sales backlog as of November 1, 2005 will be transferred to Pansky.

Further details regarding these two arrangements can be found in the Company’s 10Q filing with the SEC made earlier today, available at www.sec.gov.

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and security products and services to some of China’s largest enterprises as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a leading provider of security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile, China Unicom and China Netcom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

The information contained in this document is as of November 9, 2005. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and in our periodic reports on Forms 10-Q and 8-K (if any) filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For Investors:

Eileen Chu

AsiaInfo Technologies (China), Inc.

ir@asiainfo.com

(+8610) 8216-6017

For Media:

Cyrus Kanga

Ogilvy Public Relations Worldwide

Cyrus.Kanga@ogilvy.com